EXHIBIT 99.1

MARK SUWYN APPOINTED TO UNITED RENTALS BOARD OF DIRECTORS

GREENWICH, Conn. – September 13, 2004 – United Rentals, Inc. (NYSE: URI) today announced that Mark Suwyn has joined the company’s board of directors, effective immediately.

Mr. Suwyn, 62, has served as the chairman and chief executive officer of Louisiana-Pacific Corporation (NYSE: LPX), a leading manufacturer of building materials, since 1996. He recently announced plans to retire from these positions at the end of October.

Prior to joining Louisiana-Pacific Corporation, Mr. Suwyn was with International Paper Company (NYSE: IP) where he served as executive vice president of distribution, specialty products and forest lands from 1992 through 1995. He previously held several executive positions at E. I. du Pont de Nemours and Company (NYSE: DD), including those of senior vice president of imaging systems and medical products, group vice president of imaging systems, and vice president of human resources. Mr. Suwyn is a director of Ballard Power Systems, Inc. (NASDAQ: BLDP) and of Unocal Corporation (NYSE: UCL), and is first chairman of the board of the American Forest & Paper Association.

Bradley Jacobs, chairman of United Rentals, said, “We are delighted to welcome Mark to our board. His business acumen and extensive operating experience will be strong assets to our company.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, seven Canadian provinces and Mexico. The company’s 13,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 500,000 rental equipment units with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at www.unitedrentals.com.

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com